CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-2 of the AOG Institutional Diversified Fund, and to the use of our report dated November 29, 2022 on the Fund’s financial statements and financial highlights as of September 30, 2022. Such financial statements and financial highlights appear in the September 30, 2022 Annual Report to Shareholders which is incorporated by reference into the Fund’s Statement of Additional Information. We also consent to the use of our report dated October 5, 2022 on the Fund’s financial statement as of December 31, 2021. Such financial statement appears in the Fund’s Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

January 10, 2023

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